Exhibit 99.3

CONTACT

SL Green Realty Corp.

Steven Durels, Executive VP

Director of Leasing and Real Property

-Or-

Heidi Gillette

Investor Relations

(212) 594-2700

FOR IMMEDIATE RELEASE

SL GREEN SIGNS NEW 83,822 SQ FT LEASE WITH

NEWS AMERICA AT 1185 AVENUE OF THE AMERICAS

New York, NY — April 22, 2008 — SL Green Realty Corp (NYSE:SLG) today announced that News America Incorporated has signed a new 12-year, 83,822 square foot lease to occupy floors 25-27 at 1185 Avenue of the Americas.  This lease increases the building occupancy to 99 percent.

News America operates all business activities for News Corporation within the United States.  One of the world’s largest media companies, News Corporation’s U.S. assets include The Wall Street Journal and the New York Post.

“We’re delighted to welcome such a prestigious company as News America to 1185,” said Steven Durels, Executive Vice President and Director of Leasing and Real Property for SL Green.  “They join other highly recognizable building tenants such as Hess Corporation, Bank of America, King & Spalding and the National Hockey League.”

                The 42-story tower with almost 1.1 million square feet is located on Sixth Avenue between West 46th and 47th Streets.  The building has recently completed a capital program, which includes new lobby and new elevator cabs, and the addition of lighting to dramatically illuminate the building façade.

David Levinson and David Berkey of L & L Holding Company LLC acted on behalf of the tenant in the transaction, while SL Green was represented in-house by Howard Tenenbaum, Executive Vice President and Gary Rosen, Managing Director.

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of March 31, 2008, the Company owned 31 New York City office properties totaling approximately 24,389,200 square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in, among other things, nine retail properties encompassing approximately 400,212 square feet, one development property encompassing approximately 85,000 square feet and two land interests, along with ownership interests in 36 suburban assets totaling 7,867,500 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, reduced demand for office space, unanticipated increases in financing and other costs, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, environmental, regulatory and/or safety requirements, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

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